SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 28, 2003

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Item 9. Regulation FD Disclosure

          The Registrant furnishes, pursuant to Regulation FD, its earnings news release dated January 28, 2003, entitled "DuPont Reports Fourth Quarter And Full-Year 2002 Earnings," a copy of which is below.

January 28, 2003	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS FOURTH QUARTER

AND FULL-YEAR 2002 EARNINGS

Summary

  Fourth quarter 2002 earnings before special items were $.34 per share compared with fourth quarter 2001 earnings of $.12. Reported earnings for fourth quarter 2002 were $.35 per share.
  Segment sales for the fourth quarter were $6.3 billion up 7 percent, excluding the impact of acquired and divested businesses. This reflects 7 percent higher worldwide volumes and flat U.S. dollar prices.
  Fourth quarter 2002 net income was $350 million compared with fourth quarter 2001 net income of $3,915 million, which included $3,817 million of the after-tax gain on the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb.
  Full-year 2002 earnings per share before special items were $2.00 versus $1.19 for the year 2001. Reported earnings for the year were $1.84 per share excluding the cumulative effect of a change in accounting principle.

Earnings Comparisons*

($ per share diluted)

	4Q'02	4Q'01	YR'02	YR'01
Reported	.35	3.82	1.84	4.15
Special Items	.01	3.70	(.16)	2.96
Before Special Items	.34	.12	2.00	1.19

*	Excludes cumulative effect of changes in accounting principles.

          "I am proud of what our people accomplished this year," said Charles O. Holliday, chairman and CEO. "They gained market share in our key businesses, improved our operating discipline and increased our global competitiveness."

Global Sales and Income

          For the quarter, consolidated sales totaled $5.7 billion compared to $5.2 billion in fourth quarter 2001. Segment sales, which include transfers and the company's pro rata share of sales by equity affiliates, were $6.3 billion versus $5.9 billion in 2001. Excluding the impact of sales attributable to acquired and divested businesses, segment sales were up 7 percent. Fourth quarter net income was $350 million, compared to $3,915 million in the fourth quarter of 2001, the latter reflecting $3,817 million of the gain on the sale of DuPont Pharmaceuticals. Fourth quarter 2002 ATOI versus fourth quarter 2001 benefited from a lower full-year effective tax rate, higher sales volumes, and lower raw material costs.
          For the year 2002, consolidated sales totaled $24.0 billion compared to $24.7 billion in 2001. Full-year segment sales were $26.7 billion, up 1 percent after adjusting for sales attributable to acquired and divested businesses. Full-year net income, including a $2,944 million charge for the cumulative effect of a change in accounting principle, was a loss of $1,103 million, or $1.11 per share, versus 2001 net income of $4,339 million, or $4.16 per share, which includes a $3,866 million gain on the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb.
Special Items

          Special items are described in the notes to the accompanying financial statements and are summarized in the table below:

SPECIAL ITEMS
	$MM Pretax		$MM After-Tax		($ Per Share)*
	2002	2001	2002	2001	2002	2001
1st Quarter Total**	(3,016)	(114)	(3,017)	(72)	(3.01)	(.07)

2nd Quarter Total	(345)	(994)	(168)	(645)	(.17)	(.62)

3rd Quarter Total	107	(56)	68	14.07		.01

4th Quarter:
Sale of DuPont Pharmaceuticals	6	6,136	27	3,817.03		3.72
Restructuring - Change in Estimate	11	33	5	21	-	.02
Coatings & Color Technology Restructuring	(69)		(44)		(.04)
Pioneer - Post Employment Costs	40		67.07
Other - Benlate® Litigation Reserve	(80)		(50)		(.05)
Polyester Films Asset Retirement		(23)		(15)		(.01)
Agriculture & Nutrition Intangible
Asset Write-Down		(42)		(32)		(.03)

4th Quarter Total	(92)	6,104	5	3,791.01		3.70

Full Year - Total	(3,346)	4,940	(3,112)	3,088	(3.11)	2.97

*	Quarterly per share amounts do not total to full year due to changes in shares outstanding.
**

Includes (a) a charge of $2.94 for the cumulative effect of a change in accounting principle for impairment of goodwill, and (b) a $.01 gain for the cumulative effect of a change in accounting principle for derivative instruments and hedging activities in 2002 and 2001, respectively.

          In addition, the company will reduce stockholders' equity by approximately $2.5 billion after-tax, principally to reflect a decline in the market value of its pension assets. This adjustment does not affect cash or earnings.
Fourth Quarter Segment Sales

          Worldwide and regional segment sales and related variances for the fourth quarter 2002 compared with the fourth quarter 2001 are summarized below:

	Segment Sales		% Change Due To
	4Q'02 $B	% Change vs. 4Q'01	Local Price	Currency Effect	Volume	Portfolio Changes*
Worldwide	6.3	7	(2)	2	7	0
United States	2.7	8	(1)	0	8	1
Europe	1.7	7	(3)	7	3	0
Asia Pacific	1.2	10	(1)	1	12	(2)
Canada, Mexico, South America	0.7	0	(3)	(2)	6	(1)

*	Net impact of sale of Clysar® , discontinued Benlate® and ammonia, and acquisition of Liqui-Box and ChemFirst, Inc.

  Worldwide sales increased 7 percent reflecting a 7 percent increase in volume.
  U.S. fourth quarter sales increased 8 percent, driven by volume growth.
  In Europe, volumes grew 3 percent. U.S. dollar prices were up 4 percent on a stronger euro.
  Asia Pacific volume was up 12 percent reflecting strength across all segments.

Full-Year Segment Sales

          Worldwide and regional segment sales were up 1 percent on a comparable business basis, driven primarily by volume. Segment sales and related variances for the full-year 2002 compared with the full-year 2001 are summarized below:

	Segment Sales		% Change Due To
	YR'02 $B	% Change vs. YR'01	Local Price	Currency Effect	Volume	Portfolio Changes*
Worldwide	26.7	(3)	(4)	1	4	(4)
United States	12.5	(5)	(3)	0	3	(5)
Europe	7.0	(3)	(4)	3	1	(3)
Asia Pacific	4.5	3	(4)	(1)	9	(1)
Canada, Mexico, South America	2.7	(7)	(5)	(2)	3	(3)

*	Net impact of sale of DuPont Pharmaceuticals and Clysar® , discontinued Benlate® and ammonia, and acquisition of Liqui-Box and ChemFirst, Inc.

Business Segment Performance
          Summarized below are comments on individual segment sales and ATOI excluding special items for the fourth quarter and full-year 2002 compared to the fourth quarter and full-year 2001. Special items are detailed in the table on page 2 and in the footnotes to the financial statements. Additional segment information is available to investors and the public via the earnings data section of the DuPont Investor Web site.

  Agriculture & Nutrition
  4Q 2002 versus 4Q 2001
  Sales of $0.7 billion were 8 percent higher reflecting 4 percent higher volume, 2 percent lower prices and 6 percent added from an acquisition. An ATOI loss of $83 million versus an ATOI loss in the fourth quarter of 2001 of $87 million, benefited from higher revenue and lower costs.

Year 2002 versus Year 2001
Sales of $4.5 billion were 5 percent higher reflecting 3 percent higher volume and a 2 percent increase due to the acquisition of Liqui-Box. ATOI was $427 million, up from $246 million in 2001, reflecting the benefit of higher seed and food ingredients sales and lower overall segment costs, the latter principally reflecting a $107 million benefit (versus prior year) from the absence of amortization of goodwill and indefinite-lived intangible assets as required by new accounting standards.

  Coatings & Color Technologies
  4Q 2002 versus 4Q 2001
  Sales of $1.3 billion were 7 percent higher reflecting 5 percent higher volume and 2 percent higher prices. ATOI was $136 million versus fourth quarter 2001 ATOI of $128 million.

Year 2002 versus Year 2001
Sales of $5.0 billion were 2 percent higher driven by increased sales of automotive finishes. Segment volume improved 5 percent while selling prices declined 3 percent. ATOI was $525 million compared with $498 million. The segment ATOI improvement reflects higher earnings in coatings partly offset by lower earnings in TiO2 products, the latter resulting principally from lower prices.
  Electronic & Communication Technologies
  4Q 2002 versus 4Q 2001
  Sales of $0.6 billion were 12 percent higher reflecting 15 percent higher volume, 5 percent lower prices and 2 percent added from portfolio changes. ATOI was $48 million compared with $49 million, essentially flat as the benefit of higher sales was offset by higher development costs.

Year 2002 versus Year 2001
Sales of $2.5 billion were 6 percent lower reflecting 8 percent lower prices and 2 percent higher volume. Demand for many of the key products in this segment, particularly in the electronics and telecommunications markets, remained very weak. ATOI was $216 million compared with $283 million. Earnings declined in all business units reflecting lower sales and higher development costs.

  Performance Materials
  4Q 2002 versus 4Q 2001
  Sales of $1.2 billion were 7 percent higher reflecting 10 percent higher volume, 1 percent lower prices and a 2 percent reduction due to portfolio changes. ATOI was $85 million compared with $76 million, reflecting higher sales in all business units.
  Year 2002 versus Year 2001
  Sales of $4.9 billion were 4 percent higher reflecting 8 percent higher volume and 4 percent lower prices. ATOI was $423 million compared with $277 million. 2002 earnings benefited from higher sales volumes, a lower effective tax rate, and lower energy-based raw material costs. Earnings were higher in all business units.
  Safety & Protection
  4Q 2002 versus 4Q 2001
  Sales of $0.9 billion were 12 percent higher reflecting 10 percent higher volume, 1 percent higher prices and a 1 percent gain due to portfolio changes. ATOI was $140 million compared with $111 million. Earnings improvement reflects higher sales in all business units.
  Year 2002 versus Year 2001
  Sales of $3.5 billion were 3 percent lower reflecting 3 percent lower volume. ATOI was $487 million compared with $485 million. 2002 earnings reflect improved results in nonwoven products, Corian® and safety consulting, more than offsetting declines in industrial chemicals and aramid products.
  Textiles & Interiors
  4Q 2002 versus 4Q 2001
  Sales of $1.6 billion were 5 percent higher reflecting 4 percent volume increases and 1 percent higher prices. ATOI was $36 million compared to a loss of $11 million. Earnings results were primarily driven by volume increases in nylon and spandex products in apparel, as well as volume increases in flooring and intermediates. These volume increases more than offset negative impacts from higher raw materials costs in intermediates and other costs.

Year 2002 versus Year 2001
Sales of $6.3 billion were 3 percent lower reflecting 5 percent higher volume, more than offset by 6 percent lower prices and a 2 percent decline due to divestitures. Price declines were attributable to the apparel and intermediates businesses. Segment ATOI was $216 million compared with $70 million in 2001. 2002 earnings benefited from reduced fixed costs reflecting restructuring programs in both years, lower energy-based raw material costs, and a lower effective tax rate.

Outlook
          The company continues to see modest growth in many of its markets. However, in addition to the macroeconomic environment, there are two factors that influence the company's outlook for the first quarter and full-year 2003:

  The combined impact of pension and other postretirement expenses is expected to negatively impact 2003 earnings per share by $0.34 to $0.39, versus prior year. These are non-cash expenses.
  The company estimates that its full-year base income tax rate will be 30 percent. This compares to 32.4 percent average actual base rate for the period 1998-2001. The change in estimate reflects results of a number of initiatives that have sustainably improved the company's tax position.

          Barring the occurrence of significant world events or economic disruption, the company expects 2003 first-quarter earnings per share to be roughly similar to prior-year earnings, before special items.
          "Meeting our sustainable growth objectives in the first full year of our third century as a science company is extremely important to us. Every action we take will be focused on realizing that commitment to our shareholders, employees, customers and communities," Holliday said.
          DuPont is a science company. Founded in 1802, DuPont puts science to work by solving problems and creating solutions that make people's lives better, safer and easier. Operating in more than 70 countries, the company offers a wide range of products and services to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

1/28/03

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES
	Three Months Ended		Year Ended
CONSOLIDATED INCOME STATEMENT	December 31		December 31
(Dollars in millions, except per share)	2002	2001	2002	2001

NET SALES	$5,682	$ 5,229	$24,006	$24,726
Other Income(a)	179	123	516	644

Total	5,861	5,352	24,522	25,370

Cost of Goods Sold and Other Operating Charges(b)	4,092	3,668	16,296	16,727
Selling, General and Administrative Expenses	706	656	2,699	2,925
Depreciation	339	325	1,297	1,320
Amortization of Goodwill and Other Intangible Assets(c)	64	96	218	434
Research and Development Expense	336	300	1,264	1,588
Interest Expense(d)	80	98	359	590
Employee Separation Costs and Write-Down of Assets(e)	58	32	290	1,078
Gain on Sale of DuPont Pharmaceuticals(f)	(6)	(6,136)	(25)	(6,136)

Total	5,669	(961)	22,398	18,526

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	192	6,313	2,124	6,844
Provision for Income Taxes(g)	(183)	2,380	185	2,467
Minority Interests in Earnings of Consolidated Subsidiaries	25	18	98	49

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	350	3,915	1,841	4,328
Cumulative Effect of Changes in Accounting Principles, Net of Income Taxes(h)	-	-	(2,944)	11

NET INCOME (LOSS)	$ 350	$ 3,915	$ (1,103)	$ 4,339

BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK(i)(j)
Income before Cumulative Effect of Changes in Accounting Principles	$ .35	$ 3.83	$ 1.84	$ 4.17
Cumulative Effect of Changes in Accounting Principles	-	-	(2.96)	.01

Net Income (Loss)	$ .35	$ 3.83	$ (1.12)	$ 4.18

DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK(i)(j)
Income before Cumulative Effect of Changes in Accounting Principles	$ .35	$ 3.82	$ 1.84	$ 4.15
Cumulative Effect of Changes in Accounting Principles	-	-	(2.95)	.01

Net Income (Loss)	$ .35	$ 3.82	$ (1.11)	$ 4.16

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ 1.40	$ 1.40

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
(a)

Total year 2002 includes a gain of $84 resulting from the sale of the Company's Clysar® shrink film business, partly offset by an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate.

Total year 2001 includes a gain of $52 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

(b)

Fourth quarter 2002 includes a charge of $80 to increase the Company's reserve for Benlate® litigation partly offset by a credit of $40 resulting from revisions in accrued post-employment costs for certain Pioneer employees..

Total year 2002 also includes charges of $47 to write off inventory associated with discontinued specialty herbicide products and $50 to establish a reserve related to vitamins litigation associated with a previously divested joint venture.

Total year 2001 includes charges of $56 related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto and $133 resulting from the sale of acquired Pioneer inventories, which, in accordance with purchase accounting rules, were recorded at estimated fair market value on October 1, 1999.

(c)

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and indefinite-lived intangible assets no longer be amortized; amortization expense for such assets of $44 and $183 was recorded in three month and twelve month periods ended December 31, 2001, respectively..

(d)	Total year 2002 includes a charge of $21 for the early extinguishment of $242 of outstanding debentures; this charge principally represents premiums paid to investors.

(e)

Fourth quarter 2002 includes a charge of $69 related to employee separation costs for about 775 employees within the Coatings & Color Technologies segment partly offset by a benefit of $11 to reflect changes in estimates related to prior year restructuring programs.

Total year 2002 also includes charges of $209 associated with separation costs for approximately 2,000 employees and the shutdown and dismantlement of several facilities, $39 to withdraw from a joint venture in China and $37 associated with an expected loss on the pending sale of a European manufacturing facility. These charges were partly offset by a benefit of $23 resulting from changes in estimates related to prior year restructuring activities and a gain of $30 resulting principally from a favorable litigation settlement associated with exiting a joint venture in China.

Fourth quarter 2001 includes charges of $42 for the write-down of intangible assets related to the TOPCROSS® high oil corn business due to a decision to discontinue development research efforts, primarily as a result of a deteriorating commercial market outlook, and $23 for the shutdown of polyester film assets at Circleville. These charges were partly offset by a net benefit of $33 to reflect changes in estimates related to restructuring activities.

Total year 2001 also includes the following charges: $441 associated with separation costs for approximately 5,500 employees, $303 for asset impairments (principally the write-down of polyester assets), and $302 related to the shutdown and dismantlement of several facilities.

(f)

On October 1, 2001, the Company sold substantially all of the net assets of DuPont Pharmaceuticals to Bristol-Myers Squibb and recorded a pretax gain of $6,136. As part of the transaction, the Company retained its interest in Cozaar®/Hyzaar®.

Fourth quarter 2002 includes a benefit of $6 resulting from changes in estimated costs associated with the sale. In addition, total year 2002 includes a benefit of $19 to reflect final settlement with Bristol-Myers Squibb.

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
(g)

Fourth quarter 2002 principally includes an adjustment to reduce the Company's full year income tax rate, a benefit related to revisions in post-employment costs for certain Pioneer employees, and an adjustment to lower the prior year tax accrual in connection with the gain on the sale of DuPont Pharmaceuticals. In addition, the fourth quarter provision for income taxes includes a tax benefit associated with exiting an Asian joint venture which essentially offsets a pretax loss in Other Income.

Total year 2002 also includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.

(h)

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." During the second quarter, the Company completed its review of goodwill and recorded a cumulative effect adjustment to income of $2,944 effective January 1, 2002. There is no tax benefit associated with this charge. This charge is attributable to goodwill impairments of $2,866 in the Agriculture & Nutrition segment and $78 in the Textiles & Interiors segment related to previous acquisitions.

The Company's adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 resulted in a cumulative-effective-type adjustment to income of $11.

(i)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended	Year Ended
	December 31	December 31
	Basic	Diluted	Basic	Diluted
2002	994,136,207	997,574,272	994,355,229	998,737,040
2001	1,020,894,862	1,025,031,995	1,035,992,748	1,041,164,629

(j)	Total year earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES
	Three Months Ended		Year Ended
CONSOLIDATED SEGMENT INFORMATION(a)	December 31		December 31
(Dollars in millions)	2002	2001	2002	2001

SEGMENT SALES(b)
Agriculture & Nutrition	$ 741	$ 688	$ 4,510	$ 4,290
Coatings & Color Technologies	1,301	1,214	5,026	4,917
Electronic & Communication Technologies	635	566	2,540	2,688
Performance Materials	1,201	1,122	4,868	4,693
Pharmaceuticals	-	-	-	902
Safety & Protection	908	814	3,483	3,574
Textiles & Interiors	1,552	1,485	6,279	6,477
Other	6	42	22	148

Total Segment Sales	6,344	5,931	26,728	27,689

Elimination of Transfers	(91)	(96)	(375)	(480)
Elimination of Equity Affiliate Sales	(571)	(609)	(2,351)	(2,493)
Miscellaneous	-	3	4	10

CONSOLIDATED SALES	$5,682	$ 5,229	$24,006	$24,726

AFTER-TAX OPERATING INCOME (LOSS)(c)(d)
Agriculture & Nutrition(e)	$ (20)	$ (114)	$ 443	$ 21
Coatings & Color Technologies(f)	92	130	483	452
Electronic & Communication Technologies(g)	48	50	217	291
Performance Materials(h)	85	62	476	232
Pharmaceuticals(i)	134	3,845	329	3,924
Safety & Protection	140	111	490	451
Textiles & Interiors(j)	44	(1)	72	(340)
Other(k)	(73)	(40)	(164)	(95)

Total Segment ATOI	450	4,043	2,346	4,936

Interest & Exchange Gains and Losses(l)	(2)	(54)	(196)	(311)
Corporate Expenses(m)	(88)	(66)	(268)	(281)
Corporate Minority Interest(n)	(10)	(8)	(41)	(16)

Income Before Cumulative Effect of Changes in Accounting Principles	350	3,915	1,841	4,328

Cumulative Effect of Changes in Accounting Principles(o)	-	-	(2,944)	11

NET INCOME (LOSS)	$ 350	$ 3,915	$ (1,103)	$ 4,339

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION
(a)

Segment data for 2001 has been reclassified to reflect the Company's realignment of its businesses into five market- and technology-focused growth platforms, and the formation of a Textiles & Interiors subsidiary. The Company retained its Pharmaceuticals segment. Certain other reclassifications of segment data have been made to reflect 2002 changes in organizational structure.

(b)	Includes pro rata share of equity affiliate sales and transfers. Excludes sales of intermediates by DuPont to joint ventures within the Textiles & Interiors segment.

(c)

Fourth quarter 2002 and total year 2002 includes net benefits of $5 and $22, respectively, resulting from changes in estimates related to prior year restructuring programs. Total year 2002 includes benefits in the following segments: Textiles & Interiors - $9; Agriculture & Nutrition - $3; Safety & Protection - $3; Coatings & Color Technologies - $2; Performance Materials - $2; Other - $2; and Electronic & Communication Technologies - $1.

(d)

Fourth quarter 2001 includes a net benefit of $21 resulting from changes in estimates related to restructuring activities, principally in the following segments: Agriculture & Nutrition - $6; Coatings & Color Technologies - $2; and Textiles & Interiors - $10. Total year 2001 also includes charges of $679 resulting from employee terminations, facility shutdowns, and asset impairments in the following segments: Agriculture & Nutrition - $80; Coatings & Color Technologies - $48; Electronic & Communication Technologies - $27; Performance Materials - $31; Safety & Protection - $34; Textiles & Interiors - $420; and Other - $39.

(e)

Fourth quarter 2002 includes a benefit of $67 related to revisions in post-employment costs for certain Pioneer employees. Total year 2002 also includes charges of $29 to write off inventory associated with discontinued specialty herbicide products and $25 associated with an expected loss on the pending sale of a European manufacturing facility.

Fourth quarter 2001 includes a charge of $32 to write down intangible assets related to the TOPCROSS® high oil corn business due to a decision to discontinue development research efforts, primarily as a result of a deteriorating commercial market outlook. In addition, total year 2001 includes charges of $83 resulting from the sale of acquired Pioneer inventories and $35 related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto.

(f)	Fourth quarter 2002 includes a charge of $44 related to employee separation costs for about 775 employees.

(g)	Total year 2001 includes a gain of $34 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

(h)	Total year 2002 includes a gain of $51 resulting from the sale of the Company's Clysar® shrink film business.

Fourth quarter and total year 2001 include a charge of $15 resulting from the shutdown of polyester film assets at the Circleville, Ohio site.

(i)

Fourth quarter 2002 includes a benefit of $27 principally related to adjustments of prior year tax accruals in connection with the gain on the sale of DuPont Pharmaceuticals. Total year 2002 also includes a benefit of $12 to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals.

Fourth quarter 2001 reflects a gain of $3,817 associated with the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb. Total year 2001 reflects the fourth quarter gain on the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb and a $49 deferred tax benefit recorded in the third quarter to recognize differences between the book and tax basis of the company's investment in DuPont Pharmaceuticals.

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION - (CONT'D)
(j)

Total year 2002 includes charges of $100 related to employee separation costs for approximately 2,000 employees, $43 related to facility shutdowns and $29 to withdraw from a polyester joint venture in China, partly offset by a gain of $19 resulting principally from a favorable litigation settlement associated with exiting a nylon joint venture in China.

(k)

Fourth quarter 2002 includes a charge of $50 to increase the Company's reserve for Benlate® litigation. Total year 2002 also includes a charge of $31 to establish a reserve related to vitamins litigation associated with a previously divested joint venture.

(l)

Total year 2002 includes an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate, and a charge of $17 associated with the early extinguishment of outstanding debentures.

(m)

Total year 2002 includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.

(n)	Represents a rate of return to minority interest investors who made capital contributions during 2001 to consolidated subsidiaries.

(o)

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." During the second quarter, the Company completed its review of goodwill and recorded a cumulative effect adjustment to income of $2,944 effective January 1, 2002. This charge is attributable to goodwill impairments of $2,866 in the Agriculture & Nutrition segment and $78 in the Textiles & Interiors segment related to previous acquisitions.

The Company's adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 resulted in a cumulative-effective-type adjustment to income of $11.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SEGMENT SALES(a)
(4th QUARTER 2002 VS. 4th QUARTER 2001)
	Segment Sales
	Three Months Ended		Percentage Change Due to:
	December 31		U.S.$
	$	% Change	Price	Volume	Other(b)

Agriculture & Nutrition	$ 741	8%	(2)%	4%	6%
Coatings & Color Technologies	1,301	7	2	5	-
Electronic & Communication Technologies	635	12	(5)	15	2
Performance Materials	1,201	7	(1)	10	(2)
Safety & Protection	908	12	1	10	1
Textiles & Interiors	1,552	5	1	4	-
Other	6	(86)	-	-	(86)

Total	$6,344	7%	- %	7%	-%
(a)	Includes transfers and pro rata share of equity affiliate sales.
(b)	Includes impacts from the sale of Clysar® , discontinuance of Benlate® fungicide and ammonia, and acquisitions of Liqui-Box and ChemFirst.

SEGMENT INFORMATION	Three Months Ended			Year Ended
EXCLUDING IMPACT OF SPECIAL ITEMS -	December 31			December 31
(Dollars in millions)	2002	2001	% Chg.	2002	2001	% Chg.

AFTER-TAX OPERATING INCOME
Agriculture & Nutrition	$ (83)	$ (87)	N/M	$ 427	$ 246	74%
Coatings & Color Technologies	136	128	6%	525	498	5
Electronic & Communication Technologies	48	49	(2)	216	283	(24)
Performance Materials	85	76	12	423	277	53
Pharmaceuticals	107	28	282	290	58	400
Safety & Protection	140	111	26	487	485	-
Textiles & Interiors	36	(11)	N/M	216	70	209
Other	(24)	(42)	N/M	(85)	(58)	N/M

Total Segment ATOI	445	252	77	2,499	1,859	34

Interest & Exchange Gains and Losses	(2)	(54)		(116)	(311)
Corporate Expenses	(88)	(66)		(333)	(281)
Corporate Minority Interest	(10)	(8)		(41)	(16)

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	$ 345	$ 124	178%	$2,009	$ 1,251	61%

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

FINANCIAL SUMMARY
(Dollars in millions, except per share)
	Three Months Ended			Year Ended
	December 31			December 31
	2002	2001	% Chg.	2002	2001	% Chg.
Selected Income Statement Data -
Excluding Impact of Special Items
And Cumulative Effect of Changes
In Accounting Principles

Consolidated Sales	$5,682	$5,229	9%	$24,006	$24,726	(3)%
Segment Sales	6,344	5,931	7	26,728	27,689	(3)
Segment ATOI	445	252	77	2,499	1,859	34
EBIT	378	323	17	2,924	2,574	14
EBITDA	767	728	5	4,380	4,267	3
Income from Operations	345	124	178	2,009	1,251	61
EPS - Diluted	.34	0.12	183	2.00	1.19	68

4th Quarter 2002 Vs.		Year 2002 Vs.
4th Quarter 2001		Year 2001

Segment ATOI Variance Analysis -
Excluding Impact of Special Items

Local Prices	$ (90)	$(660)
Volume	100	230
Costs	70	660
Taxes	40	190
Other (primarily Pharmaceuticals)	73	220

Total	$193	$ 640

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President and Controller

January 28, 2003